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Joint Filer Information

Title of Security:	Common Stock
Issuer & Ticker Symbol:	CORONADO BIOSCIENCES, INC. [CNDO]
Designated Filer:	Elliott International, L.P.
Other Joint Filers:	Elliott International Capital Advisors Inc. (“EICA”)
Addresses:	The address of EICA is c/o Elliott Management Corporation 40 West 57th Street, 30th Floor, New York, New York 10019.
Signatures:

Dated:  June 26, 2012                                                          ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:  /s/ Elliott Greenberg
            Elliot Greenberg, Vice President